AMENDMENT TO PRIVATE PLACEMENT PARTICIPATION AGREEMENT

     THIS AGREEMENT is made by and among Security Life of Denver Insurance Company, a life insurance company organized under the laws of the State of Colorado ("Insurance Company"), INVESCO Variable Investment Funds, Inc., a Maryland corporation (the "Company"), and INVESCO Funds Group, Inc., a Delaware corporation ("INVESCO") (collectively, the "Parties).

     WHEREAS, the Parties executed a private placement participation agreement dated September 8, 2000 (the "Participation Agreement"), governing how shares of the Company's portfolios are to be made available to certain variable life insurance and/or variable annuity contracts (the "Contracts") offered by the Insurance Company through certain separate accounts (the "Separate Accounts");

     WHEREAS, the various Separate Accounts are listed on Schedule A of the Participation Agreement;

     WHEREAS, the various Contracts for which shares are purchased are listed in Schedule B of the Participation Agreement;

     WHEREAS, the Parties have agreed that it is in their interests to add an additional Contract funded by Separate Accounts;

     NOW THEREFORE, in consideration of their mutual promises, the Insurance Company, the Company and INVESCO agree as follows:

1. The Participation Agreement is hereby amended by substituting for the original Schedules A and B amended Schedules A and B in the form attached hereto which adds ING Private Market Advantage Variable Universal Life to the list of Contracts funded by the Separate Accounts.

      Executed this 27th day of June, 2001.

      ATTEST:                       INVESCO Variable Investment Funds, Inc.

      /s/ Glen A. Payne             BY:  /s/ Ronald L. Grooms
                                         Ronald L. Grooms
                                         Treasurer

      ATTEST:                       Security Life of Denver Insurance Company

                                    BY:  /s/ James L. Livingston, Jr.
                                         James L. Livingston, Jr.
                                         Executive Vice President

      ATTEST:                       INVESCO Funds Group, Inc.

      /s/ Glen A. Payne             BY:  /s/ Ronald L. Grooms
                                         Ronald L. Grooms
                                         Senior Vice President

                                   SCHEDULE A

                          Accounts Under this Agreement


                  ACCOUNT                       DATE ESTABLISHED

Security Life Separate Account SLDM1            September 11, 2000
Security Life Separate Account SLDM2            September 11, 2000

Security Life Separate Account SLDP1            June 22, 2001
Security Life Separate Account SLDP2            June 22, 2001

                                   SCHEDULE B

                                    Contracts


1. Magnastar Private Placement            (Flexible Premium Variable Universal
   Variable Universal Life                Life Insurance Policy)

2. ING Private Market Advantage           (Flexible Premium Variable Universal
   Variable Universal Life                Life Insurance Policy)